Exhibit 10(n)

CONSENT AND THIRD AMENDMENT TO
CREDIT AND SECURITY AGREEMENT

This CONSENT AND THIRD AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this "Third Amendment") is entered into as of January 29, 2016, among MFRI, INC., a Delaware corporation (the "Company"), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation ("Midwesco"), PERMA-PIPE, INC., a Delaware corporation ("Perma-Pipe"), TC NILES CORPORATION, a Delaware corporation ("TC Niles"), TDC FILTER MANUFACTURING, INC., a Delaware corporation ("TDC"), MM NILES CORPORATION, a Delaware corporation ("MM Niles"), and PERMA-PIPE CANADA, INC., a Delaware corporation ("Perma-Pipe Canada") (each of the Company, Midwesco, Perma-Pipe, TC Niles, TDC, MM Niles, and Perma-Pipe Canada may be referred to herein individually, as a "Borrower" and collectively, as "Borrowers"), and BMO HARRIS BANK N.A., as lender ("Lender").

WHEREAS, Lender and Borrowers entered into a certain Credit and Security Agreement dated September 24, 2014 (as amended by that certain Consent and First Amendment to Credit and Security Agreement, dated as of February 5, 2015 and that certain Limited Waiver and Second Amendment to Credit and Security Agreement dated as of April 30, 2015, and as hereby and further amended, restated, supplemented, and/or modified from time to time, the "Credit Agreement"); and

WHEREAS, Lender and Borrowers desire to amend certain provisions of the Credit Agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made Lender to Borrower, the parties hereto agree as follows:

1.	Definitions. All capitalized terms used herein without definition shall have the meanings contained in the Credit Agreement.

2.	Amendments to Credit Agreement.
(A)Amended Definitions. The definitions of "Consolidated", "Consolidated Capital Expenditures", "Consolidated EBITDA", "Consolidated Fixed Charge Coverage Ratio", "Consolidated Fixed Charges", "Consolidated Interest Charges" and "Consolidated Net Income" set forth in Section 1.01 of the Credit Agreement are hereby amended in their entirety and restated as follows:

"Consolidated" means the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Domestic Subsidiaries.

"Consolidated Capital Expenditures" means, with respect to the Company and its Domestic Subsidiaries on a Consolidated basis, for any period the sum of (without duplication) all expenditures (whether paid in cash or accrued as liabilities) by the Company or any Domestic Subsidiary during such period for items that would be classified as "property, plant or equipment" (or comparable items on the Consolidated balance sheet of the Company and its Domestic Subsidiaries), including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized; provided, that Consolidated Capital Expenditures shall exclude any capital expenditures (a) financed with Indebtedness permitted hereunder other than Loans, or (b) made with Net Cash Proceeds from any Disposition described in clauses (b), (d) and (h) of Section 8.05.

"Consolidated EBITDA" means, for any period, Consolidated Net Income for such period; plus, to the extent deducted in determining such Consolidated Net Income, without duplication, (a) Consolidated Interest Charges (net of interest income for such period of the Company and its Domestic Subsidiaries) for such period, plus (b) federal, state, local and foreign income tax expense for such period, net of income tax credits, plus (c) depreciation and amortization for such period, plus (d) non-cash expenses or losses and other non-cash charges incurred and LIFO reserves established during such period (excluding any non-cash charges representing an accrual of, or reserve for, cash charges to be paid within the next twelve months); plus (e) expenses of up to $125,000.00 incurred in connection with the Transaction; minus non-cash income, gains or profits or LIFO reserves terminated during such period, in each case as determined for the Company and its Domestic Subsidiaries on a Consolidated basis.

"Consolidated Fixed Charge Coverage Ratio" means the ratio, determined on a Consolidated basis for the Company and its Domestic Subsidiaries for the most recent Measurement Period, of (a) Consolidated EBITDA minus Consolidated Capital Expenditures to (b) Consolidated Fixed Charges.

"Consolidated Fixed Charges" means, for any period, for the Company and its Domestic Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) Consolidated Interest Charges paid or required to be paid in cash during such period, (b) all principal repayments made or required to be made of Indebtedness during such period, but excluding any such payments to the extent constituting a refinancing of such Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02 and repayments of Revolving Loans, (c) all Restricted Payments made in cash during such period and (d) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Company and its Domestic Subsidiaries for the most recently completed Measurement Period, and (e) cash contributions made to any Pension Plan (to the extent not deducted in the calculation of the Consolidated Net Income) during such period, other than contributions of up to $500,000 made within 180 days following the Closing Date in connection with the Company’s proposed pension plan conversion.

"Consolidated Interest Charges" means, with respect to the Company and its Domestic Subsidiaries for any period ending on the date of computation thereof, the gross interest expense of the Company and its Domestic Subsidiaries, including without limitation (a) the current amortized portion of all fees (including fees payable in respect of any Swap Contract in the nature of an interest rate hedge and all fees payable in respect of any Letter of Credit) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (b) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a Consolidated basis; provided, however, that Consolidated Interest Charges shall include the amount of payments in respect of Synthetic Lease Obligations that are in the nature of interest.

"Consolidated Net Income" means, for any period, for the Company and its Domestic Subsidiaries on a Consolidated basis, the net income after taxation of the Company and its Domestic Subsidiaries for that period excluding (a) net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the Ordinary Course of Business), or (ii) repayment, repurchase or redemption of Indebtedness, and (b) extraordinary or nonrecurring gain or income (or expense), including, any compensation charge incurred in connection with the Transactions; provided that there shall be excluded from Consolidated Net Income, without duplication, (x) the net income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent of the amount of dividends or distributions are not actually paid to the Company or a Domestic Subsidiary in cash, (y) net income or loss of any Person in which any other Person (other than the Company or a Domestic Subsidiary) has an ownership interest, except (A) to the extent of the ratable ownership interest in such Domestic Subsidiary so long as the Borrowers own a controlling portion of the voting Equity Interests of such Domestic Subsidiary and otherwise have the power to direct the management and distributions of such Subsidiary and (B) to the extent of the amount of dividends or other distributions actually paid in cash to the Company or a Domestic Subsidiary by such Person during such period and (z) the net income of any Person to the extent the distribution of such net income is then prohibited by any Restrictive Agreement.

(B)New Definitions. The definitions of "Aegion Indebtedness", "BPPC", Share Purchase Agreement" and "Third Amendment" are hereby inserted in Section 1.01 of the Credit Agreement in appropriate alphabetical order as follows:

"Aegion Indebtedness" has the meaning set forth in the Share Purchase Agreement.

"BPPC" means Bayou Perma-Pipe Canada, Ltd., a Canadian Corporation.

"Share Purchase Agreement" means that certain Share Purchase Agreement dated as of December 31, 2015 by and between Perma-Pipe Canada, MFRI and United Pipeline Systems Limited, as the same may be amended, restated, supplemented or otherwise modified from time to time, with the prior written consent of the Lender.

"Third Amendment" means that certain Consent and Third Amendment to Credit and Security Agreement dated as of January 29, 2016 by and among Borrowers and Lender.

(C)Exhibit C (Compliance Certificate). Exhibit C attached to the Credit
Agreement is hereby deleted and Exhibit C attached to this Third Amendment is inserted in its stead.

(D)Investments. Section 8.03(g) is hereby deleted and the following is inserted in its stead:

"(g) so long as no Default has occurred and is continuing or would result from such Investment, other Investments (including Investments by the Loan Parties in Subsidiaries that are not Loan Parties) (i) with respect to Investments consisting of intercompany loans and advances, each such loan and advance made by a Loan Party to any other Subsidiary that is not a Loan Party, not exceeding $2,500,000 at any one time during any fiscal year provided that Borrower Agent has provided written notice to Lender of such Investment prior to concurrently therewith and provided further that if such Investment is not repaid in full within five (5) Business Days after the date made there shall be an immediate Event of Default, (ii) Investments other than those under (i) not exceeding $2,500,000 in the aggregate at any one time during any fiscal year ($3,000,000 in respect to the fiscal year ending December 31, 2016, inclusive of the TDC Investment in BPPC), and (iii) in excess of $2,500,000 if (A) the Consolidated Fixed Charge Coverage Ratio (calculated on a pro forma basis giving effect to such Investment and any Indebtedness incurred in connection therewith) as of the most recently ended Measurement Period shall be at least 1.20 to 1.00, and (B) pro forma Availability shall exceed $5,000,000 for each day during the 30 day period prior to such Investment and immediately after making such Investment and (C) at least ten (10) Business Days prior to each such Investment under this clause (ii), the Borrower Agent has delivered a certificate to the Lender demonstrating compliance with each of (A) and (B) above."

3.Limited Consents. In reliance upon the representations and warranties of the Borrowers set forth in this Third Amendment, notwithstanding anything to the contrary in the Credit Agreement:

(a)TDC Sale. Lender hereby consents to the sale by TDC of the "Purchased Assets" (as defined in the APA defined below), so long as (x) the proceeds from such sale shall be paid into the Concentration Account, (y) such proceeds at closing shall be not less than $11,000,000, without regard to any post-closing adjustments in accordance with the terms of the APA (as defined below), and (z) such sale is consummated substantially pursuant to the terms and conditions of that certain Asset Purchase Agreement dated on or around the date hereof ("APA") by and among the Company, TDC and BHA Altair, LLC, a Delaware limited liability company, a true and correct copy of which, together with all material exhibits and schedules, has been delivered to Lender.

(b)BPPC Purchase. (i) Lender hereby consents to the Investment by TDC in a Foreign Subsidiary of up to $3,000,000 so long as (w) the purchase and sale of all or substantially all of TDC’s assets and business referred to above shall have been consummated in accordance with 3(a) above, (x) after giving effect to any such Investment, no Default or Event of Default exists, (y) the proceeds of such Investment are used to finance, in part, the purchase price of the 51% interest of BPPC not owned by Perma-Pipe Canada and (z) such Investment is in the form of a promissory note, the terms and conditions of which are reasonably acceptable to Lender, which terms and conditions shall provide, inter alia, that the loans and advances evidenced by such promissory note shall be repaid in full upon BPPC obtaining its own working capital financing. Borrowers agree to cause BPPC to use commercially reasonable efforts to obtain such financing as promptly as practical. Borrowers covenant that the proceeds of any such financing shall first be used to repay to the TDC Investment prior to the repayment of any other intercompany Indebtedness or Investments.
(ii)Lender consents to the acquisition of the 51% interest in BPPC so long as (x) after giving effect to such purchase, no Default or Event of Default exists, and (y) such purchase is consummated substantially pursuant to the terms and conditions of that Share Purchase Agreement, a true and correct copy of which, together with all material exhibits and schedules, has been delivered to Lender.
(iii)Lender consents to the formation of Perma-Pipe Canada Holdings Ltd., a Canadian corporation, and the transfer of the Equity Interests of BPPC to Perma-Pipe Canada Holdings Ltd., so long as after giving effect to any such transfer no Default or Event of Default exists. Lender consents to any subsequent mergers with or into BPPC subsequently to be named Perma-Pipe Canada Ltd. in connection with any postacquisition BPPC restructuring.
(iv)Lender consents to MFRI issuing a Guarantee with respect to the Aegion Indebtedness so long as such Guarantee is expressly subordinated in right of payment in full of the Obligations and which Guarantee is in form and on terms approved in writing by the Lender.

(c)Non-US Air Filtration Sale. Lender hereby consents to the sale by the Company and its wholly-owned subsidiaries MFRI Holdings (B.V.I.) Ltd and Midwesco Filter Resources Denmark A/S of one hundred percent (100%) of the Equity Interests of Nordic Air Filtration A/S and Nordic Air Filtration Middle East Limited FZC, which are wholly-owned subsidiaries of the Company and comprise the Company’s non-US based air filtration business, to Hengst Holding GmbH ("Hengst") for a purchase price of approximately $11,000,000, without regard to any post-closing adjustments in accordance with the terms of the Non-US Air Filtration Sale Share Purchase Agreement (as defined below). Such sale shall be consummated pursuant to a certain Share Purchase Agreement, dated on or around the date hereof, by and among the Company, MFRI Holdings (B.V.I.) Ltd, Midwesco Filter Resources Denmark A/S, and Hengst (the "Non-US Air Filtration Sale Share Purchase Agreement"), a true and correct copy of which, together with all material exhibits and schedules, has been delivered to Lender.

4.Reserve. Borrower Agent has informed Lender that Borrower Agent has entered into a letter of intent to sell its Midwesco Filter Resources - Winchester business unit (the "Winchester Business Unit") for approximately $2,000,000 (the "Winchester Sale"). As of January 26, 2016, the Eligible Inventory and Eligible Accounts of the Winchester Business Unit contributed approximately $7,200,000 of borrowing capacity under the Borrowing Base. In order to anticipate the proposed sale of the Winchester Business Unit, Borrowers acknowledge that upon the date on which the sale of the Purchased Assets referred to in 3(a) above is consummated, Lender shall implement an Availability Reserve in an amount sufficient to reduce the borrowing capacity under the Borrowing Base based on Eligible Accounts and Eligible Inventory of the Winchester Business Unit to $2,000,000. Upon the consummation of the Winchester Sale, such Availability Reserve shall be reduced to $0.

5.Condition Precedent. This Third Amendment shall become effective upon Lender (or its counsel) receiving from the Borrowers an executed counterpart of this Third Amendment on behalf of such party in form and substance acceptable to it.

6.	Confirmation of Obligations; Release.
(A)The Borrowers hereby confirm that the Borrowers are indebted to Lender for the Loan Obligations, Letter of Credit Obligations and other Obligations as set forth in the Credit Agreement and the other Loan Documents. Each Borrower further acknowledges and agrees that as of the date hereof, it has no claim, defense or set-off right against Lender of any nature whatsoever, whether sounding in tort, contract or otherwise, and has no claim, defense or set-off of any nature whatsoever to the enforcement by Lender of the full amount of the Loans and other Obligations of the Loan Parties under the Credit Agreement and the other Loan Documents.
(B)Notwithstanding the foregoing, to the extent that any claim, cause of action, defense or set-off against Lender or its enforcement of the Credit Agreement, the Revolving Loan Note, or any other Loan Document, of any nature whatsoever, known or unknown, fixed or contingent, does nonetheless exist or may exist on the date hereof, in consideration of Lender’s entering into this Third Amendment, each Borrower irrevocably and unconditionally waives and releases fully each and every such claim, cause of action, defense and set-off which exists or may exist on the date hereof.

7.Governing Law. This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles thereof relating to conflict of laws.

8.Execution in Counterparts. This Third Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Delivery of an executed counterpart of a signature page of this Third Amendment by telecopy or electronically (such as PDF) shall be effective as delivery of a manually executed counterpart of this Third Amendment.

9.Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Credit Agreement shall remain in full force and effect.

(Signature Pages Follow)

(Signature Page to Third Amendment to Credit and Security Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written.

BORROWERS:
MFRI, INC., MIDWESCO FILTER RESOURCES, INC., PERMA-PIPE, INC., TC NILES CORPORATION, TDC FILTER MANUFACTURING, INC., MM NILES CORPORATION and PERMA-PIPE CANADA, INC.

By: /s/ Karl J. Schmidt
Name: Karl J. Schmidt
Title: Vice President and Chief Financial Officer

LENDER:
BMO HARRIS BANK, N.A.

By: /s/ Terrence McKenna, Jr.
Name: Terrence McKenna, Jr.
Title: Vice President

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, _____

To:    BMO Harris Bank, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement, dated as of September 24, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement"; the terms defined therein being used herein as therein defined), MFRI, INC., a Delaware corporation (the "Company" or "Borrower Agent"), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation ("Midwesco"), PERMAPIPE, INC., a Delaware corporation ("Perma-Pipe"), TC NILES CORPORATION, a Delaware corporation ("TC Niles"), TDC FILTER MANUFACTURING, INC., a Delaware corporation ("TDC"), MM NILES CORPORATION, a Delaware corporation ("MM Niles"), and PERMAPIPE CANADA, INC., a Delaware corporation ("Perma-Pipe Canada"; each of the Borrower Agent, Midwesco, Perma-Pipe, TC Niles, TDC, MM Niles, and Perma-Pipe Canada may be referred to herein individually, as a "Borrower" and collectively, as the "Borrowers"), and BMO HARRIS BANK N.A., as Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [Chief Financial Officer] [Treasurer] [Controller] of the Borrower Agent, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.Attached hereto as Schedule 1 are the year-end audited Consolidated financial statements and consolidating financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Company and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and, with respect to the Consolidated financial statements, such financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the month ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders equity and cash flows of Borrower Agent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end adjustments and the absence of footnotes.
2.The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by the attached financial statements.
3.A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.The representations and warranties of the Loan Parties contained in Article VI of the Agreement, and any representations and warranties of the Loan Parties that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

5.The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________, _____.

MFRI, Inc.,
as Borrower Agent

By:
Name:
Title:

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

For the trailing twelve (12) month period ended ___________________ ("Statement Date")

I.	Section 8.12(a) – Consolidated Fixed Charge Coverage Ratio.
A.Consolidated EBITDA with respect to the Company and its Domestic Subsidiaries on a Consolidated basis for the trailing twelve (12) month period ending on the above Statement Date ("Subject Period"):

1. Consolidated Net Income for Subject Period:	$

2. Consolidated Interest Charges for Subject Period (net of interest income for such period of the Company and its Domestic Subsidiaries):	$

3. Federal, state, local and foreign income taxes for Subject Period (net of income tax credits):	$

4. Depreciation expenses for Subject Period:	$

5. Amortization expenses for Subject Period:	$

6. Non-cash expenses or losses and other non-cash charges incurred and LIFO reserves established during such period (excluding any non-cash charges representing an accrual of, or reserve for cash charges to be paid within the next twelve months):
$

7. Expenses of up to $[____________] incurred in connection with the Transaction.	$

8. Non-cash income, gains or profits or LIFO reserves terminated during such period	$

9. Consolidated EBITDA (Lines A.1. + A.2. + A.3. + A.4. + A.5. + A.6. + A.7. – A.8.):	$

B. Consolidated Capital Expenditures for the Company and its Domestic Subsidiaries on a Consolidated basis for the Subject Period:

1. All expenditures (whether paid in cash or accrued as liabilities) by the Company or any Domestic Subsidiary for items that would be classified as "property, plant or equipment" or comparable items, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized:
$

2. Capital expenditures (i) financed with Indebtedness permitted under the Agreement other than Loans, or (ii) made with Net Cash Proceeds from any Disposition described in clauses (b), (d) and (h) of Section 8.05 of the Agreement:
$

3. Consolidated Capital Expenditures: (Lines B.1.–B.2.)	$

C. Consolidated Fixed Charges for the Company and its Domestic Subsidiaries on a Consolidated basis for the Subject Period:

1. Consolidated Interest Charges paid or required to be paid in cash	$

2. All principal repayments made or required to be paid of Indebtedness, but excluding any such payments to the extent constituting a refinancing of such Indebtedness through the incurrence of additional Indebtedness otherwise expressly permitted under Section 8.02 of the Agreement and repayments of the Revolving Loans:
$

3. Restricted Payments made in cash:	$

4. Aggregate Federal, state, local and foreign income taxes paid in cash:	$

5. Cash contributions made to any Pension Plan (to the extent not deducted in the calculation of the Consolidated Net Income), other than contributions of up to $500,000 made within 180 days following the Closing Date in connection with the Company’s proposed pension plan conversion:
$

6. Consolidated Fixed Charges (Lines C.1. + C.2. + C.3. + C.4. +C.5):	$

D. Consolidated Fixed Charge Coverage Ratio ((Line A.9. – Line B.3.) ÷ Line C.6.):     to 1.00

Minimum Required during a Fixed Charge Trigger Period        1.00 to 1.00
(check if applicable):

II.	Section 8.12(b) – Minimum Availability.

A.Revolving Credit Facility as of Statement Date:                $ ________

B.Line Reserve as of Statement Date:                         $ ________

C.Total Revolving Credit Outstanding as of Statement Date:             $ ________

D.Line II.A. - Line II.B. - Line II.C.:                         $ ________

E. Borrowing Base as of Statement Date:                     $ ________

F.Total Revolving Credit Outstanding as of Statement Date:             $ ________

G.Line II.E. - Line II.F.:                                 $ ________

H.Availability (the lesser of Line D and Line G)                 $ ________

At any time, Availability to be equal to or greater than:                 $1,000,000.00